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                                  EXHIBIT 99.2


                                 PRESS RELEASE


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                                                                   EXHIBIT 99.2

                                                              NOVEMBER 18, 1996








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
Horizon/CMS Healthcare Corporation         Pacific Rehabilitation & Sports Medicine, Inc.
Contact:                                   Contact:
Michael H. Seeliger                        William A. Norris
Vice President, Investor and               Executive Vice President
Corporate Relations                        Finance and Administration
(505) 878-6351                             (503) 222-4191

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                HORIZON/CMS HEALTHCARE CORPORATION TO ACQUIRE
                PACIFIC REHABILITATION & SPORTS MEDICINE, INC.


     ALBUQUERQUE, NEW MEXICO -- Horizon/CMS Healthcare Corporation ("Horizon/CMS") (NYSE:HHC) and Pacific Rehabilitation & Sports Medicine, Inc. ("Pacific Rehab") (NASDAQ:PRHB) jointly announced today that they have entered into a definitive merger agreement pursuant to which Horizon/CMS will offer to purchase all of the outstanding shares of common stock of Pacific Rehab for $6.50 per share in cash. Following the completion of the offer and subject to the terms and conditions set forth in the agreement, any shares of common stock not purchased in the tender offer will be acquired at the same price in a cash merger. The consummation of the tender offer and the merger are conditioned upon, among other things, the valid tender of a majority of the outstanding shares of common stock of Pacific Rehab.

     Horizon/CMS intends to commence the offer no later than November 22, 1996. The full terms and conditions of the offer, as well as important related information, will be contained in the parties' filings with the Securities and Exchange Commission and mailings to Pacific Rehab stockholders.

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     Questions relating to the tender offer should be directed to Georgeson &
Company, Inc., (800-223-2064) information agent for the tender offer.

     The aggregate price of the transaction is approximately $56.0 million plus acquired debt.

     Commenting on the proposed acquisition, Horizon/CMS Healthcare Corporation's Chairman and CEO Neal Elliott stated, "We are very enthusiastic about the acquisition of Pacific Rehab, which will significantly expand our extensive network of outpatient rehabilitation centers. The acquisition will increase Horizon/CMS's outpatient rehabilitation clinic network to 290 locations, enhance our market penetration of outpatient services in existing markets such as Nevada, Washington and Florida and open several new markets, including Oregon, Maryland, Mississippi and Hawaii to Horizon/CMS."

     Paul Zimmerman, President of Eagle Rehab, Horizon/CMS's wholly owned outpatient rehabilitation subsidiary added, "The acquisition will enable us to broaden our base of patient referrals. It will also provide operational synergies and cost savings and will enhance our ability to compete effectively for insurer and managed care contracts."

     Pacific Rehab provides outpatient physical therapy services at 66 outpatient rehabilitation clinics in ten states. Pacific Rehab's annualized revenues, based on the nine months ended September 30, 1996, are approximately 38.5 million. Pacific Rehab derived over 90% of its revenues from insurance and private placement sources during such quarter.

     Smith Barney Inc. has acted as financial advisor to Pacific Rehab in connection with the proposed transaction.

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     Horizon/CMS Healthcare Corporation is a leading provider of post acute health care services and long-term care services, principally in the Midwest, Southwest and Northeast regions of the United States. At the completion of this transaction Horizon/CMS will provide specialty health care services through 37 acute rehabilitation hospitals in 16 states (2,065 beds), 58 specialty hospitals and subacute care units in 17 states (1,925 beds), 290 patient rehabilitation clinics in 25 states and 1,800 rehabilitation therapy contracts in 35 states. Horizon/CMS provides long-term care services through 121 owned or leased facilities (15,147 beds) and 142 managed facilities (15,798 beds) in a total of 18 states. Other medical services offered by the Company include pharmacy, laboratory, Alzheimer's care, physician practice management, non-invasive medical diagnostic services, assisted living, home respiratory, home infusion therapy, and hospice care, and CompHealth, a physician/locum tenens services business which provides temporary physician and allied health provisions staffing services throughout the United States.

     Certain of the matters discussed in this press release contain forward-looking statements that involves risks and uncertainties. Although Horizon/CMS believes that these assumptions accompanying such forward-looking statements are reasonable, they cannot give any assurance that expected results will occur. A significant variation between actual results and any of such assumptions may cause actual results to differ materially from expectations.

     (Visit Horizon/CMS Healthcare Corporation on the World Wide Web at http:\\www.Horizon/CMS.com)